Exhibit 99.1

News Release
Amkor Technology Reports Second Quarter 2011 Financial Results
Second Quarter 2011
•	Net sales $688 million

•	Gross margin 19%

•	Net income $14 million (includes charges of $16 million related to debt refinancings)

•	Earnings per diluted share $0.07 (include charges of $0.05 related to debt refinancings)
CHANDLER, Ariz. — July 27, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, today announced financial results for the second quarter ended June 30, 2011, with net sales of $688 million, net income of $14 million, and earnings per diluted share of $0.07. Net income includes charges of $16 million, and earnings per diluted share include charges of $0.05, related to debt refinancings.
     “We achieved strong results in the second quarter in the face of extraordinary supply chain challenges due to the tragic earthquake in Japan,” said Ken Joyce, Amkor’s president and chief executive officer. “Working closely with our customers and supply chain partners, we delivered sales and gross margin at the higher end of our expected range. However, as expected, our sales growth was constrained by the weakness in demand for wireless baseband chips by an OEM and the supply chain situation in Japan.”
Selected financial information for the second quarter 2011 is as follows:
•	Net Sales: $688 million, up 3% from $665 million in the prior quarter, and down 8% from $749 million in the second quarter 2010

•	Gross Margin: 19%, compared to 19% in the prior quarter and 24% in the second quarter 2010

•	Net Income: $14 million, down from $25 million in the prior quarter, and down from $59 million in the second quarter 2010. Second quarter 2011 net income includes charges of $16 million related to debt refinancings

•	Earnings Per Diluted Share: $0.07, down from $0.10 in the prior quarter, and down from $0.23 in the second quarter 2010. Second quarter 2011 earnings per diluted share include charges of $0.05 related to debt refinancings

“Gross margin of 19% was at the higher end of our anticipated range due primarily to the higher sales volume,” said Joanne Solomon, Amkor’s executive vice president and chief financial officer. “That said, we continue to experience significant margin pressure from unfavorable foreign currency exchange rate movements, higher gold prices, and lower than desired utilization rates.”
“We took advantage of favorable conditions in the capital markets to refinance high cost debt at a very attractive interest rate,” continued Solomon. “Our new 10 year note reduces our borrowing costs, extends our maturities, mitigates future refinancing and liquidity risks, and strengthens our balance sheet. We recognized charges of approximately $16 million, with no net tax effect, or $0.05 per diluted share, due primarily to premiums paid to retire the existing debt. Without these charges, our earnings per diluted share would have been at the higher end of our anticipated range.”
“Capital additions were $97 million during the second quarter, primarily in support of our newest and most advanced interconnect technologies for wireless communications packages including flip chip CSP, flip chip stacked CSP and fine pitch copper pillar flip chip,” said Solomon. “Our sales of these packages have more than doubled in the first half of 2011 compared to the same period in 2010.”
Cash and cash equivalents were $475 million, and net debt was $848 million, at June 30, 2011.
Selected operating data for the second quarter 2011 is included in a section before the financial statements.
Business Outlook
     “We expect third quarter sales growth to be consistent with our typical seasonal patterns,” said Joyce. “Strong demand for communications and the seasonal increase in gaming is expected to drive sequential revenue growth of 5% to 12%. To continue driving technology leadership and innovation and meet the capacity requirements of our leading customers, we are currently planning capital additions of approximately $225 million for the second half of 2011. This includes approximately $25 million for research and development initiatives including next generation interconnect technologies such as wafer-level fan out and Through Silicon Via.”
Based upon the currently available information, we have the following expectations for the third quarter 2011:
•	Net sales of $720 million to $770 million, up 5% to up 12% from the prior quarter

•	Gross margin between 17% and 20%

•	Net income of $27 million to $52 million, or $0.11 to $0.20 per diluted share

•	Capital additions of around $125 million for the third quarter, and capital additions of around $425 million for the full year

Conference Call Information
Amkor will conduct a conference call on July 27, 2011, at 5:00 p.m. Eastern Daylight Time. This call is being webcast and can be accessed at Amkor’s web site: www.amkor.com. You may also access the call by dialing 800-762-8779. A replay of the call will be made available at Amkor’s web site or by dialing 800-406-7325 (access pass code #4455478). The webcast is also being distributed over Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, Street Events (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements made regarding: the impact of recent financing activities on our borrowing costs, debt maturities, future refinancing and liquidity risks, and the strength of our balance sheet, sales growth in the third quarter, demand for communications and gaming products and the associated impact on our revenue growth, the amount and timing of our capital additions in 2011, investment in research and development for next generation interconnect technologies such as wafer-level fan out and Through Silicon Via, continued margin pressure, and our current business outlook for the third quarter 2011, including our expected net sales, gross margin, net income, earnings per diluted share and capital additions. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:
•	Uncertainties in demand, disruptions in production and the electronic industry supply chain and potential increased costs arising out of the Japan earthquake and tsunami;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers;

•	timing and volume of orders relative to production capacity and inability to achieve high capacity utilization rates;

•	volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages;

•	dependence on key customers;

•	customer modification of and follow through with respect to forecasts provided to us;

•	changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•	disruptions or deficiencies in our controls resulting from the implementation of our new enterprise resource planning system;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:
Amkor Technology, Inc., Chandler
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q2 2011	Q1 2011	Q2 2010
Sales Data:
Packaging services (in millions):
Chip scale package	$211	$231	$234
Leadframe	188	170	202
Ball grid array	167	148	194
Other packaging	46	49	48

Packaging services	612	598	678
Test services	76	67	71

Total sales	$688	$665	$749

Packaging services:
Chip scale package	31%	35%	31%
Leadframe	27%	26%	27%
Ball grid array	24%	22%	26%
Other packaging	7%	7%	6%

Packaging services	89%	90%	90%
Test services	11%	10%	10%

Total sales	100%	100%	100%

Packaged units (in millions):
Chip scale package	440	475	580
Leadframe	1,671	1,573	2,093
Ball grid array	72	62	61
Other packaging	3	3	7

Total packaged units	2,186	2,113	2,741

Net sales from top ten customers	60%	57%	55%

Capacity Utilization (Packaging and test utilization separately presented beginning in Q4 2010. Prior periods were recalculated based on current methodology for comparability):
Packaging	76%	71%	84%
Test	78%	71%	83%

End Market Distribution Data (An approximation including representative devices and applications based on a sampling of our largest customers. Prior periods were revised for an expanded sampling methodology and refinement of our classifications):

Communications (cell phones, Ethernet, WiMAX, wireless LAN, Bluetooth)	38%	43%	34%
Consumer (gaming, set top boxes, TV, portable media)	26%	23%	30%
Computing (PCs, tablets, servers, displays, hard disk drive, printers)	12%	12%	14%
Networking (infrastructure, routers, network servers)	13%	12%	13%
Other (auto, industrial)	11%	10%	9%

Total	100%	100%	100%

Gross Margin Data:
Net sales	100%	100%	100%
Cost of sales:
Materials	43%	43%	42%
Labor	15%	14%	13%
Other manufacturing	23%	24%	21%

Gross margin	19%	19%	24%

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q2 2011	Q1 2011	Q2 2010
	(In millions, except per share data)
Capital Investment Data:
Property, plant and equipment additions	$97	$105	$158
Net change in related accounts payable and deposits	14	9	(82)

Purchases of property, plant and equipment	$111	$114	$76

Depreciation and amortization	$83	$83	$78

Free Cash Flow Data:
Net cash provided by operating activities	$114	$120	$87
Less purchases of property, plant and equipment	(111)	(114)	(76)

Free cash flow*	$3	$6	$11

Earnings per Share Data:
Net income attributable to Amkor — basic	$14	$25	$59

Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	—	—
Interest on 6.25% convertible notes due 2013, net of tax	—	—	2
Interest on 6.0% convertible notes due 2014, net of tax	5	4	4

Net income attributable to Amkor — diluted	$19	$29	$65

Weighted average shares outstanding — basic	197	194	183
Effect of dilutive securities:
Stock options and unvested restricted shares	—	1	1
2.5% convertible notes due 2011	—	—	3
6.25% convertible notes due 2013	—	—	13
6.0% convertible notes due 2014	83	83	83

Weighted average shares outstanding — diluted	280	278	283

Net income attributable to Amkor per common share:
Basic	$0.07	$0.13	$0.32

Diluted	$0.07	$0.10	$0.23

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by GAAP. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions.
However, this measure should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
		(In thousands, except per share data)
Net sales	$687,633	$749,165	$1,352,583	$1,394,903
Cost of sales	557,816	569,966	1,096,080	1,078,748

Gross profit	129,817	179,199	256,503	316,155

Operating expenses:
Selling, general and administrative	61,284	66,356	125,842	122,652
Research and development	12,559	12,095	24,688	23,768

Total operating expenses	73,843	78,451	150,530	146,420

Operating income	55,974	100,748	105,973	169,735

Other (income) expense
Interest expense	19,609	24,410	38,398	46,779
Interest expense, related party	2,830	3,813	5,410	7,625
Interest income	(553)	(847)	(1,140)	(1,580)
Foreign currency loss (gain)	2,932	(421)	4,663	554
Loss on debt retirement, net	15,531	17,807	15,531	17,807
Equity in earnings of unconsolidated affiliate	(2,089)	(1,608)	(3,607)	(2,709)
Other income, net	(325)	(149)	(469)	(390)

Total other expense, net	37,935	43,005	58,786	68,086

Income before income taxes	18,039	57,743	47,187	101,649
Income tax expense (benefit)	3,594	(1,200)	6,976	(1,367)

Net income	14,445	58,943	40,211	103,016
Net loss (income) attributable to noncontrolling interests	43	107	(620)	331

Net income attributable to Amkor	$14,488	$59,050	$39,591	$103,347

Net income attributable to Amkor per common share:
Basic	$0.07	$0.32	$0.20	$0.56

Diluted	$0.07	$0.23	$0.17	$0.41

Shares used in computing per common share amounts:
Basic	197,084	183,274	195,584	183,250
Diluted	280,009	282,644	278,810	282,551

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$475,471	$404,998
Restricted cash	19,715	17,782
Accounts receivable:
Trade, net of allowances	348,127	392,327
Other	16,950	17,970
Inventories	217,735	191,072
Other current assets	32,917	37,918

Total current assets	1,110,915	1,062,067

Property, plant and equipment, net	1,573,478	1,537,226
Intangibles, net	10,957	13,524
Investments	32,027	28,215
Restricted cash	1,976	1,945
Other assets	88,342	93,845

Total assets	$2,817,695	$2,736,822

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$99,275	$150,081
Trade accounts payable	420,361	443,333
Accrued expenses	160,662	178,794

Total current liabilities	680,298	772,208

Long-term debt	999,078	964,219
Long-term debt, related party	225,000	250,000
Pension and severance obligations	118,927	103,543
Other non-current liabilities	13,008	10,171

Total liabilities	2,036,311	2,100,141

Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock	197	183
Additional paid-in capital	1,609,219	1,504,927
Accumulated deficit	(850,679)	(890,270)
Accumulated other comprehensive income	16,269	15,457
Treasury stock	(910)	(284)

Total Amkor stockholders’ equity	774,096	630,013
Noncontrolling interests in subsidiaries	7,288	6,668

Total equity	781,384	636,681

Total liabilities and equity	$2,817,695	$2,736,822

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$40,211	$103,016
Depreciation and amortization	166,468	154,406
Loss on debt retirement, net	10,557	10,562
Other operating activities and non-cash items	3,648	(4,697)
Changes in assets and liabilities	13,013	(72,779)

Net cash provided by operating activities	233,897	190,508

Cash flows from investing activities:
Purchases of property, plant and equipment	(224,629)	(142,928)
Proceeds from the sale of property, plant and equipment	14,643	1,062
Financing lease payment from unconsolidated affiliate	5,991	7,767
Other investing activities	(4,014)	(9,782)

Net cash used in investing activities	(208,009)	(143,881)

Cash flows from financing activities:
Borrowings under revolving credit facilities	—	3,261
Payments under revolving credit facilities	—	(34,253)
Proceeds from issuance of short-term working capital facility	20,000	15,000
Payments of short-term working capital facility	(15,000)	(15,000)
Proceeds from issuance of long-term debt	325,000	611,007
Proceeds from issuance of long-term debt, related party	75,000	—
Payments of long-term debt, net of redemption premiums and discounts	(354,693)	(577,259)
Payments for debt issuance costs	(5,875)	(7,579)
Proceeds from the issuance of stock through share-based compensation plans	907	587
Payments of tax withholding for restricted shares	(744)	—

Net cash provided by (used in) financing activities	44,595	(4,236)

Effect of exchange rate fluctuations on cash and cash equivalents	(10)	6

Net increase in cash and cash equivalents	70,473	42,397
Cash and cash equivalents, beginning of period	404,998	395,406

Cash and cash equivalents, end of period	$475,471	$437,803